EXHIBIT 5.1

[Gibson, Dunn & Crutcher LLP Letterhead]

April 29, 2004

(949) 451-3800	C 80253-00062

(949) 451-4220

Salem Communications Corporation

4880 Santa Rosa Road

Camarillo, California 93012

Re:	Salem Communications Corporation
Registration Statement on Form S-3 (File No. 333-86580)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (File No. 333-86580), as amended (the “Registration Statement”), of Salem Communications Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the form prospectus supplement and prospectus related thereto to be filed with the Commission on May 5, 2004 pursuant to Rule 424(b) of the Securities Act (the “Prospectus”), in connection with the offering by the Company of up to 2,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), consisting of: (i) 2,325,000 Shares which are to be issued upon consummation of the underwritten public offering and (ii) up to an additional 175,000 Shares which may be issued if the underwriters exercise the over-allotment option granted to them by the Company for such public offering.

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Salem Communications Corporation

April 29, 2004

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued against payment therefor, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the United States of America and the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquires as we consider necessary to render the opinions contained herein. In rendering this opinion we assume no obligation to revise or supplement this opinion should current laws, or the interpretations thereof, be changed.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP